CONMED HEALTHCARE MANAGEMENT, INC. ANNOUNCES TWO NEW SERVICE CONTRACTS POTENTIALLY TOTALING APPROXIMATELY $17.1 MILLION

La Plata, Maryland: June 08, 2007. Conmed Healthcare Management, Inc. (OTCBB: CMHM) announced the signing of two new service contracts potentially generating approximately $17.1 million in total revenue over the next five years.

The first contract with the county of Henrico, Virginia (Richmond) is to provide medical staffing services from June 1, 2007 to May 31, 2008 and may be renewed for four additional one year periods upon mutual agreement between the County and Conmed. The annual fee is approximately $2.9 million for the first full year of the agreement and $14.2 million if all of the four one year renewal periods are exercised.

The second contract with Jackson County, Oregon (Medford) is a full risk contract to provide medical staffing, pharmaceuticals, hospitalization, dentistry, and other specialty care plus related services to the county’s adult detention center, the juvenile service center and justice transition center (work release). The contract extends from May 15, 2007 to June 30, 2010 with an annual fee of approximately $0.9 million and $2.9 million for the full term of the contract.

Richard W. Turner, President and CEO of Conmed stated, “We are extremely pleased to have won both of these new contracts. The contract with the County of Henrico, Virginia is our second contract in the state and is located adjacent to the state capitol of Richmond. The county has two detention centers with an average inmate population of approximately 1,200. The Jackson County contract is our first contract in the state of Oregon and strengthens our expansion into the Pacific Northwest. The contract covers approximately 400 lives, which includes the first juvenile service center serviced by Conmed Healthcare Management.”

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services 20 detention centers and facilities at the county level throughout the United States. Conmed’s services have expanded to include mental health, pharmacy and out-of-facility healthcare expenses.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control including, without limitation, the Company’s ability to increase revenue and to continue to obtain contract renewals and extensions.)

Contacts
Conmed Healthcare management, Inc.
Thomas W. Fry, 301-609-8460
Chief Financial Officer
tfry@conmed-inc.com